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                                 Exhibit 99

                                  P R O X Y

                       Ponte Vedra Banking Corporation

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned stockholder of Ponte Vedra Banking Corporation ("Ponte Vedra") hereby constitutes and appoints Guy N. Nix, Jr. and Leslie D. Williams, or any of them, the true and lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to act at and vote at the Special Meeting of Shareholders ("Meeting") to be held on November 14, 1995, at 5:30 p.m., Ponte Vedra time, at the Ponte Vedra's Sawgrass Office, 100 Sawgrass Corners Drive, Ponte Vedra Beach, Florida, and at any adjournment or adjournments thereof:

     1.   For  [ ]  Against  [ }   Abstain  [ ]

               The approval of an Agreement and Plan of Reorganization, dated as of August 31, 1995, by and between SunTrust Banks, Inc. ("SunTrust"), SunBanks, Inc. ("SunBanks") and Ponte Vedra and a related Plan and Agreement of Merger between Sun Banks and Ponte Vedra. Further, approval for the conversion of each outstanding share of the $1.00 par value common stock of Ponte Vedra ("Ponte Vedra Common Stock"), in accordance with the election by each Ponte Vedra shareholder, into the Merger Consideration. The Merger Consideration shall mean one of the following: (a) cash in the amount of $17.50 (the "Cash Consideration"); (b) the number of shares of SunTrust Common Stock having a value of $17.50 based on the Average Market Price (the "Stock Consideration"); or (c) a combination of Cash Consideration and Stock Consideration. Average Market Price shall mean the average of the closing prices per share of SunTrust Common Stock as reported on the composite transactions tape of the New York Stock Exchange for each of the ten consecutive trading days ending on and including the trading day which is three
          (3) business days prior to the Effective Date.

          2. In their discretion, to act and vote upon such other business as may come before the Meeting or any adjournment or adjournments thereof.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 SET FORTH ABOVE.


     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders dated October ___, 1995, and the Proxy Statement-Prospectus and accompanying documents forwarded therewith and ratifies all lawful action taken by the above-named attorneys and proxies.


Date: ___________________, 1995    _________________(SEAL)

                                   _________________(SEAL)

                                   Note: Signature(s) should agree with
                                   name(s) on Ponte Vedra stock certificate(s).
                                   Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.